Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
(212) 930-9400
News Release	investors@ istarfinancial.com

COMPANY CONTACTS	[NYSE: SFI]

David M. DiStaso	Jason Fooks
Chief Financial Officer	Investor Relations

iStar Financial Announces Fourth Quarter and Fiscal Year 2012 Results

•                  Adjusted income (loss) allocable to common shareholders for the fourth quarter and fiscal year 2012 was ($23) million and ($54) million, respectively.

•                  Net income (loss) allocable to common shareholders for the fourth quarter and fiscal year 2012 was ($87) million and ($273) million, respectively.

•                  During the quarter, the Company completed $2.3 billion in three separate capital markets transactions, reducing future interest costs and extending certain debt maturities.

NEW YORK - February 26, 2013 - iStar Financial Inc. (NYSE: SFI) today reported results for the fourth quarter and fiscal year ended December 31, 2012.

Fourth Quarter 2012 Results

iStar reported net income (loss) allocable to common shareholders for the fourth quarter of ($87.4) million, or ($1.04) per diluted common share, compared to ($35.2) million, or ($0.43) per diluted common share, for the fourth quarter 2011. Adjusted income (loss) allocable to common shareholders for the fourth quarter was ($23.2) million, compared to $18.9 million for the fourth quarter 2011.

Results in the current quarter included $35.2 million of expenses associated with three capital markets transactions the Company executed during the quarter, of which $12.1 million was non-cash. Results in the prior year included $30.3 million of earnings from equity method investments associated with the sale of Oak Hill Advisors.

Excluding the impact of these items:

•                  Net income (loss) allocable to common shareholders for the quarter was ($53.3) million, compared to ($64.5) million in the fourth quarter 2011.

•                  Adjusted income (loss) allocable to common shareholders for the quarter was ($0.8) million, compared to ($10.4) million in the fourth quarter 2011.

Adjusted income (loss) represents net income computed in accordance with GAAP, prior to the effects of certain non-cash items, including depreciation, loan loss provisions, impairments and gain/loss on early extinguishment of debt. Please see the financial tables that follow the text of this press release for the Company’s calculations of adjusted income as well as reconciliations to GAAP net income (loss).

“2012 was an important year for the Company as we strengthened the balance sheet, bolstered liquidity and paved a debt maturity runway until 2017, enabling us to begin ramping up new investment activity in 2013,” said Jay Sugarman, iStar’s chairman and chief executive officer.

Fiscal Year 2012 Results

iStar reported net income (loss) allocable to common shareholders for the year ended December 31, 2012 of ($273.0) million, or ($3.26) per diluted common share, compared to ($62.4) million, or ($0.70) per diluted common share, for the year ended December 31, 2011. Adjusted income (loss) allocable to common shareholders for the year was ($53.8) million, compared to ($3.3) million for the prior year.

Results in the current year included $35.2 million of expenses associated with three capital markets transactions the Company executed during the fourth quarter, of which $12.1 million was non-cash. Results in the prior year included a $109.0 million gain associated with the redemption of the Company’s 10% senior secured notes and $30.3 million of earnings from equity method investments associated with the sale of Oak Hill Advisors.

Excluding the impact of these items:

•                  Net income (loss) allocable to common shareholders for the year was ($238.9) million, compared to ($197.4) million in the prior year.

•                  Adjusted income (loss) allocable to common shareholders for the year was ($31.5) million, compared to ($32.7) million in the prior year.

Capital Markets

During the quarter, the Company raised $2.3 billion in three previously announced capital markets transactions to refinance upcoming debt maturities. These transactions provided iStar with a number of benefits, such as longer-term financing on a substantial portion of the Company’s portfolio, a reduction in funding costs and the ability to unencumber certain liquid assets. As a result of the overall strengthening of iStar’s credit profile, Moody’s upgraded iStar’s corporate family rating to B2 and its senior unsecured credit rating to B3.

These transactions included a new $1.82 billion senior secured credit facility due October 15, 2017, the proceeds of which were used to refinance the remaining balances of the
2011 A-1 / A-2 secured credit facilities.

Further, during the quarter the Company issued $300 million of 7.125% senior unsecured notes due 2018 and $200 million of 3.00% convertible senior unsecured notes due 2016. The Company used the proceeds of these transactions to refinance unsecured debt maturities due in 2013.

-more-

In connection with these transactions, the Company recorded $8.2 million of transaction related expenses and a $27.1 million loss on early extinguishment of debt, which is comprised of the make-whole premium associated with the early redemption of bonds and the accelerated amortization of discounts.

Separately, the Company repaid $93.1 million on the $410 million A-1 tranche of its $880 million secured credit facility during the quarter, bringing the remaining outstanding balance to $169.2 million at December 31, 2012. Based on the total amount repaid, the Company has already exceeded the minimum cumulative amortization required to be paid on the A-1 tranche before December 31, 2014. The balance of the A-2 tranche of the $880 million secured credit facility at the end of the quarter was $470.0 million.

Subsequent to quarter end, the Company announced that it had entered into a $1.71 billion senior secured credit facility that amended and restated its $1.82 billion senior secured credit facility. The term loan was repriced to bear interest at an annual rate of LIBOR + 3.50% with a 1.00% LIBOR floor, a reduction from the prior rate of LIBOR + 4.50% with a 1.25% LIBOR floor. In connection with the repricing, the Company paid lenders a prepayment fee of $17.1 million and estimates the interest savings over the life of the deal would be approximately $60 million.

The Company’s leverage was 2.5x at December 31, 2012, unchanged from the prior quarter. Please see the financial tables that follow the text of this press release for a calculation of the Company’s leverage. The Company’s weighted average effective cost of debt for the fourth quarter was 6.5%. At the end of the quarter, cash and cash equivalents totaled $256.3 million.

New Financial Statement Presentation and Business Lines

The Company has revised its financial statement presentation and portfolio overview discussion in order to reflect the way management views the Company’s evolving business lines, conforming prior periods to the current presentation. The Company’s new business lines are Real Estate Finance, Net Leasing, Operating Properties and Land. The Company has not changed any of its historically applied accounting policies, nor has it revised the aggregate amount of previously reported total assets, liabilities, equity, net income or classifications of cash flows as part of the new presentation.

Investment Activity

iStar funded a total of $150.9 million in investments during the 2012 fiscal year and $59.7 million during the fourth quarter.

In addition, the Company generated $388.3 million of proceeds from its portfolio during the quarter, primarily comprised of $230.7 million from repayments and sales of loans in its real estate finance portfolio, $109.0 million from sales of operating properties and $1.9 million of land sales.

For the year, the Company generated $1.48 billion of proceeds from its portfolio, comprised of $767.7 million from repayments and sales of loans in its real estate finance portfolio, $142.7 million from sales of net lease assets, $403.8 million from sales of operating properties, $71.9 million of land sales and $90.4 million of strategic investment sales.

Subsequent to quarter end, the Company signed a definitive agreement to sell iStar’s 24% ownership interest in LNR Property LLC, and expects to receive net proceeds of approximately $220 million upon closing, which is expected in the second quarter of 2013.

Portfolio Overview

At December 31, 2012, the Company’s total portfolio had a carrying value of $5.70 billion, net of $427.6 million of accumulated depreciation and gross of $33.1 million of general loan loss reserves. Please see the tables in the back of this press release for a reconciliation of the Company’s business lines to its consolidated balance sheet.

Real Estate Finance

At December 31, 2012, the Company’s real estate finance portfolio totaled $1.86 billion.

The portfolio included $1.36 billion of performing loans with a weighted average last dollar loan-to-value ratio of 74.5% and a weighted average maturity of 3.1 years. The performing loans included $897.3 million of first mortgages / senior loans and $462.6 million of mezzanine / subordinated debt.

The performing loans consisted of 47% floating rate loans and 53% fixed rate loans, and generated a weighted average effective yield for the quarter of 7.5%. The weighted average risk rating of the Company’s performing loans improved to 3.01 from 3.08 in the prior quarter. Included in the performing loan balance were $44.4 million of watch list assets.

At December 31, 2012, the Company’s non-performing loans (NPLs) had a carrying value of $503.1 million, net of $476.1 million of specific reserves. This compares to $639.9 million, net of $490.6 million of specific reserves, at the end of the prior quarter.

For the fourth quarter, the Company recorded $20.9 million in loan loss provision versus $16.8 million in the prior quarter. At December 31, 2012, loan loss reserves totaled $524.5 million or
22.3% of total gross carrying value of loans. This compares to loan loss reserves of $543.5 million or 20.4% of total gross carrying value of loans at September 30, 2012.

Net Leasing

At the end of the quarter, the Company’s net leasing portfolio had a carrying value of $1.34 billion, net of $315.7 million of accumulated depreciation. These assets were 94.8% leased with a weighted average remaining lease term of 12.3 years. The weighted average risk rating of the Company’s net lease assets was 2.46, versus 2.47 in the prior quarter. The Company’s occupied net lease assets generated a weighted average effective yield of 10.3% and the total net lease assets generated a weighted average effective yield of 9.6% for the quarter.

Operating Properties

At the end of the quarter, the Company’s operating properties portfolio totaling $1.17 billion, net of $109.6 million of accumulated depreciation, was comprised of commercial and residential real estate properties. Overall, the Company’s operating properties generated $57.8 million of revenues and income offset by $24.1 million of property level expenses for the quarter. During the quarter, the Company invested $29.4 million into its operating properties.

The Company’s commercial operating properties total $786.7 million and represent a diverse pool of assets across a broad range of geographies and collateral types such as office, retail and hotel properties. These properties generated $25.5 million of revenue offset by $18.9 million of expenses during the quarter. The Company generally seeks to reposition or redevelop these assets with the objective of maximizing their values through the infusion of capital and/or intensive asset management efforts. At the end of the quarter, the Company had $153.6 million of stabilized commercial operating properties that were 90% leased, resulting in a 7.3% weighted average effective yield for the quarter. The remaining commercial operating properties were 55% leased and generated a 2.5% weighted average effective yield for the quarter. The Company is actively working to lease up and stabilize these properties.

The residential operating properties total $385.2 million and are generally luxury condominium projects located in major U.S. cities. The Company’s strategy is to sell its condominium units through retail distribution channels. During the quarter, the Company sold 170 residential units, resulting in $92.7 million of proceeds and recorded $32.3 million of income, offset by $5.3 million of expenses. At the end of the quarter, the Company had 974 residential units remaining in inventory.

Land

At the end of the quarter, the Company’s land portfolio totaling $970.6 million was comprised of 11 master planned community projects, seven urban infill land parcels and six waterfront land parcels located throughout the United States. At December 31, 2012, the Company had four land projects in production, nine in development and 11 in the pre-development phase.

Master planned communities represent large-scale residential projects that the Company will entitle, plan and/or develop. These projects are currently entitled for more than 25,000 lots. The remainder of the Company’s land includes infill and waterfront parcels located in and around major cities that the Company will develop, sell to or partner with commercial real estate developers. These projects are currently entitled for approximately 6,000 residential units, and select projects which include commercial, retail and office uses.

During the quarter, the Company invested $8.7 million into its land portfolio through capital expenditures.

[Financial Tables to Follow]

*                   *                *

iStar Financial Inc. (NYSE: SFI) is a fully-integrated finance and investment company focused on the commercial real estate industry. The Company provides custom-tailored investment capital to high-end private and corporate owners of real estate and invests directly across a range of real estate sectors. The Company, which is taxed as a real estate investment trust (“REIT”), has invested more than $35 billion over the past two decades. Additional information on iStar Financial is available on the Company’s website at www.istarfinancial.com.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. ET today, February 26, 2013. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “Investor Relations” section. To listen to the live call, please go to the website’s “Investor Relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include general economic conditions and conditions in the commercial real estate and credit markets, the Company’s ability to generate liquidity and to repay indebtedness as it comes due, additional loan loss provisions, the amount and timing of asset sales, increases in NPLs, the Company’s ability to reduce NPLs, repayment levels, the Company’s ability to make new investments, the Company’s ability to maintain compliance with its debt covenants and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
REVENUES

Operating lease income	$56,060	$53,356	$219,019	$198,478
Interest income	28,588	40,066	133,410	226,871
Other income	9,065	11,309	48,043	39,720
Total revenues	$93,713	$104,731	$400,472	$465,069

COSTS AND EXPENSES

Interest expense	$83,502	$86,682	$355,097	$342,186
Real estate expense	37,040	37,670	151,827	138,943
Depreciation and amortization	19,547	15,592	69,350	58,662
General and administrative (1)	19,182	27,962	80,856	105,039
Provision for loan losses	20,875	15,950	81,740	46,412
Impairment of assets	5,145	3,700	13,778	13,239
Other expense	10,512	3,916	17,266	11,070
Total costs and expenses	$195,803	$191,472	$769,914	$715,551

Income (loss) before earnings from equity method investments and other items	$(102,090)	$(86,741)	$(369,442)	$(250,482)
Gain (loss) on early extinguishment of debt, net	(30,958)	(882)	(37,816)	101,466
Earnings from equity method investments	27,084	40,210	103,009	95,091
Income (loss) from continuing operations before income taxes	$(105,964)	$(47,413)	$(304,249)	$(53,925)
Income tax (expense) benefit	(1,907)	14,450	(8,445)	4,719
Income (loss) from continuing operations	$(107,871)	$(32,963)	$(312,694)	$(49,206)
Income (loss) from discontinued operations	34	(4,585)	(19,465)	(7,318)
Gain from discontinued operations	—	2,912	27,257	25,110
Income from sales of residential property	27,889	5,721	63,472	5,721
Net income (loss)	$(79,948)	$(28,915)	$(241,430)	$(25,693)
Net (income) loss attributable to noncontrolling interests	138	3,071	1,500	3,629
Net income (loss) attributable to iStar Financial Inc.	$(79,810)	$(25,844)	$(239,930)	$(22,064)
Preferred dividends	(10,580)	(10,580)	(42,320)	(42,320)
Net (income) loss allocable to HPUs and
Participating Security holders (2)	2,966	1,222	9,253	1,997
Net income (loss) allocable to common shareholders	$(87,424)	$(35,202)	$(272,997)	$(62,387)

(1) For the three months ended December 31, 2012 and 2011, includes $3,668 and $14,080 of stock-based compensation expense, respectively.  For the twelve months ended December 31, 2012 and 2011, includes $15,293 and $29,702 of stock-based compensation expense, respectively.

(2) HPU Holders are current and former Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program. Participating Security holders are Company employees and directors who hold unvested restricted stock units, restricted stock awards and common stock equivalents granted under the Company’s LTIP that are eligible to participate in dividends.

iStar Financial Inc.

Earnings Per Share Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
EPS INFORMATION FOR COMMON SHARES

Income (loss) attributable to iStar Financial Inc. from continuing operations (1)
Basic and Diluted	$(1.04)	$(0.41)	$(3.35)	$(0.89)
Net income (loss) attributable to iStar Financial Inc.
Basic and Diluted	$(1.04)	$(0.43)	$(3.26)	$(0.70)
Weighted average shares outstanding
Basic and Diluted	83,674	81,769	83,742	88,688

Common shares outstanding at end of period	83,782	81,920	83,782	81,920

EPS INFORMATION FOR HPU SHARES

Income (loss) attributable to iStar Financial Inc. from continuing operations (1)
Basic and Diluted	$(197.80)	$(77.73)	$(633.94)	$(169.93)
Net income (loss) attributable to iStar Financial Inc.
Basic and Diluted	$(197.73)	$(81.47)	$(616.87)	$(133.13)
Weighted average shares outstanding
Basic and diluted	15	15	15	15

(1) Adjusted for preferred dividends, net (income) loss from noncontrolling interests and income from sales of residential property.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

(unaudited)

	As of	As of
	December 31, 2012	December 31, 2011
ASSETS

Real estate
Real estate, at cost	$3,226,648	$3,344,672
Less: accumulated depreciation	(427,625)	(396,761)
Real estate, net	$2,799,023	$2,947,911
Real estate available and held for sale	635,865	677,458
	$3,434,888	$3,625,369
Loans receivable, net	1,829,985	2,860,762
Other investments	398,843	457,835
Cash and cash equivalents	256,344	356,826
Restricted cash	36,778	32,630
Accrued interest and operating lease income receivable, net	15,226	20,208
Deferred operating lease income receivable	84,735	73,368
Deferred expenses and other assets, net	93,990	90,839
Total assets	$6,150,789	$7,517,837

LIABILITIES AND EQUITY

Accounts payable, accrued expenses and other liabilities	$132,460	$105,357
Debt obligations, net	4,691,494	5,837,540
Total liabilities	$4,823,954	$5,942,897

Redeemable noncontrolling interests	13,681	1,336

Total iStar Financial Inc. shareholders’ equity	1,238,944	1,528,356
Noncontrolling interests	74,210	45,248
Total equity	$1,313,154	$1,573,604

Total liabilities and equity	$6,150,789	$7,517,837

iStar Financial Inc.

Segment Analysis

(In thousands)

(unaudited)

FOR THE THREE MONTHS ENDED DECEMBER 31, 2012

Segment Profit (Loss)	Real Estate Finance	Net Leasing	Operating Properties	Land	Corporate / Other	Total
Operating lease income	—	$38,622	$17,235	$203	—	$56,060
Interest income	$28,588	—	—	—	—	28,588
Other income	452	—	7,757	419	$437	9,065
Revenue	$29,040	$38,622	$24,992	$622	$437	$93,713
Earnings from equity method investments	—	$671	$4,378	$(1,122)	$23,157	$27,084
Income from sales of residential property	—	—	27,889	—	—	27,889
Net operating income from discontinued operations (1)	—	666	550	—	—	1,216
Revenue & other earnings	$29,040	$39,959	$57,809	$(500)	$23,594	$149,902
Real estate expense	—	$(5,384)	$(24,143)	$(7,513)	—	$(37,040)
Other expense	$(869)	—	—	—	$(9,643)	(10,512)
Direct expenses	$(869)	$(5,384)	$(24,143)	$(7,513)	$(9,643)	$(47,552)
Direct segment profit / loss	$28,171	$34,575	$33,666	$(8,013)	$13,951	$102,350
Allocated interest expense	(25,813)	(19,744)	(16,033)	(10,495)	(11,417)	(83,502)
Allocated general and administrative (2)	(3,191)	(2,311)	(1,946)	(1,789)	(6,277)	(15,514)
Segment profit (loss)	$(833)	$12,520	$15,687	$(20,297)	$(3,743)	$3,334

AS OF DECEMBER 31, 2012

Total Assets	Real Estate Finance	Net Leasing	Operating Properties	Land	Corporate / Other	Total
Real estate
Real estate, at cost	—	$1,639,320	$801,214	$786,114	—	$3,226,648
Less: accumulated depreciation	—	(315,699)	(109,634)	(2,292)	—	(427,625)
Real estate, net	—	$1,323,621	$691,580	$783,822	—	$2,799,023
Real estate available and held for sale	—	—	454,587	181,278	—	635,865
Total real estate	—	$1,323,621	$1,146,167	$965,100	—	$3,434,888
Loans receivable, net	$1,829,985	—	—	—	—	1,829,985
Other investments	—	16,380	25,745	5,493	$351,225	398,843
Total portfolio assets	$1,829,985	$1,340,001	$1,171,912	$970,593	$351,225	$5,663,716
Cash and other assets						487,073
Total assets						$6,150,789

(1) Includes revenue and real estate expense classified to discontinued operations.

(2) Excludes $3,668 of stock-based compensation expense.

iStar Financial Inc.

Segment Analysis

(In thousands)

(unaudited)

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2012

Segment Profit (Loss)	Real Estate Finance	Net Leasing	Operating Properties	Land	Corporate / Other	Total
Operating lease income	—	$151,992	$65,500	$1,527	—	$219,019
Interest income	$133,410	—	—	—	—	133,410
Other income	8,613	—	32,820	2,635	$3,975	48,043
Revenue	$142,023	$151,992	$98,320	$4,162	$3,975	$400,472
Earnings from equity method investments	—	$2,632	$25,142	$(6,138)	$81,373	$103,009
Income from sales of residential property	—	—	63,472	—	—	63,472
Net operating income from discontinued operations (1)	—	4,725	886	—	—	5,611
Gains from discontinued operations	—	27,257	—	—	—	27,257
Revenue & other earnings	$142,023	$186,606	$187,820	$(1,976)	$85,348	$599,821
Real estate expense	—	$(24,255)	$(100,258)	$(27,314)	—	$(151,827)
Other expense	$(4,775)	—	—	—	$(12,491)	(17,266)
Direct expenses	$(4,775)	$(24,255)	$(100,258)	$(27,314)	$(12,491)	$(169,093)
Direct segment profit / loss	$137,248	$162,351	$87,562	$(29,290)	$72,857	$430,728
Allocated interest expense (2)	(124,208)	(83,658)	(66,001)	(43,993)	(38,301)	(356,161)
Allocated general and administrative (3)	(14,998)	(9,484)	(7,760)	(7,405)	(25,916)	(65,563)
Segment profit (loss)	$(1,958)	$69,209	$13,801	$(80,688)	$8,640	$9,004

(1) Includes revenue and real estate expense classified to discontinued operations.

(2) Includes $1,064 of interest expense reclassified to discontinued operations.

(3) Excludes $15,293 of stock-based compensation expense.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
ADJUSTED INCOME

Reconciliation of Net Income to Adjusted Income
Net income (loss) allocable to common shareholders	$(87,424)	$(35,202)	$(272,997)	$(62,387)
Add: Depreciation and amortization	19,581	16,786	70,786	63,928
Add: Provision for loan losses	20,875	15,950	81,740	46,412
Add: Impairment of assets	6,293	8,246	36,354	22,386
Add: Stock-based compensation expense	3,668	14,080	15,293	29,702
Less: (Gain)/loss on early extinguishment of debt, net (1)	16,021	882	22,405	(101,466)
Less: HPU/Participating Security allocation	(2,180)	(1,877)	(7,428)	(1,891)
Adjusted income (loss) allocable to common shareholders (2)	$(23,166)	$18,865	$(53,847)	$(3,316)

(1) Gain (loss) on early extinguishment of debt excludes the portion of losses paid in cash of $14,937 and $15,411 for the three and twelve months ended December 31, 2012, respectively.

(2) Adjusted Income (loss) allocable to common shareholders should be examined in conjunction with net income (loss) as shown in the Consolidated Statements of Operations. This non-GAAP financial measure should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating this non-GAAP financial measure may differ from the calculations of similarly-titled measures by other companies. Management believes that it is useful to consider Adjusted Income because the adjustments are non-cash items that do not necessarily reflect an actual change in the long-term economic value or performance of our assets. Management considers this non-GAAP financial measure as supplemental information to net income in analyzing the performance of our underlying business. Depreciation and amortization and impairment of assets exclude adjustments from discontinued operations of $34 and $1,148, respectively, for the three months ended December 31, 2012. Depreciation and amortization and impairment of assets exclude adjustments from discontinued operations of $1,194 and $4,546, respectively, for the three months ended December 31, 2011. Depreciation and amortization and impairment of assets exclude adjustments from discontinued operations of $1,436 and $22,576, respectively, for the twelve months ended December 31, 2012 and $5,266 and $9,147, respectively, for the twelve months ended December 31, 2011.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

	Three Months Ended
	December 31, 2012
OPERATING STATISTICS

Expense Ratio
General and administrative expenses - annualized (A)	$76,728
Average total assets (B)	$6,545,604
Expense Ratio (A) / (B)	1.2%

	As of
	December 31, 2012
Leverage
Book debt	$4,691,494
Less: Cash and cash equivalents	(256,344)
Net book debt (E)	$4,435,150

Book equity	$1,313,154
Add: Accumulated depreciation	435,435
Add: General loan loss reserves	33,100
Sum of book equity, accumulated depreciation and general loan loss reserves (F)	$1,781,689
Leverage (E) / (F)	2.5	x

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

	As of
	December 31, 2012
UNFUNDED COMMITMENTS

Performance-based commitments	$81,069
Strategic investments	47,322
Discretionary fundings	102
Total Unfunded Commitments	$128,493

UNENCUMBERED ASSETS / UNSECURED DEBT

Unencumbered assets (A) (1)	$3,457,058
Unsecured debt (B)	$2,087,745
Unencumbered Assets / Unsecured Debt (A) / (B)	1.7	x

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

LOANS RECEIVABLE CREDIT STATISTICS

	As of
	December 31, 2012		December 31, 2011
Carrying value of NPLs / As a percentage of total carrying value of loans	$503,112	27.5%	$771,196	27.1%

NPL asset specific reserves for loan losses / As a percentage of gross carrying value of NPLs (2)	$476,140	48.6%	$557,129	41.9%

Total reserve for loan losses / As a percentage of total gross carrying value of loans (2)	$524,499	22.3%	$646,624	18.5%

(1) Unencumbered assets is calculated in accordance with the indentures governing the Company’s unsecured debt securities.

(2) Gross carrying value represents iStar’s carrying value of loans, gross of loan loss reserves.

iStar Financial Inc.

Supplemental Information

(In millions)

(unaudited)

PORTFOLIO STATISTICS AS OF DECEMBER 31, 2012 (1)

Property Type	Real Estate Finance	Net Leasing	Operating Properties	Land	Total	% of Total
Land	$297	—	—	$971	$1,268	22.3%
Office	124	$301	$259	—	684	12.0%
Industrial / R&D	95	472	56	—	623	11.0%
Condominium	237	—	385	—	622	10.9%
Retail	294	51	184	—	529	9.3%
Entertainment / Leisure	99	415	—	—	514	9.0%
Hotel	298	92	84	—	474	8.3%
Mixed Use / Mixed Collateral	238	—	179	—	417	7.3%
Other Property Types	181	9	25	—	215	3.7%
Strategic Investments	—	—	—	—	351	6.2%
Total	$1,863	$1,340	$1,172	$971	$5,697	100.0%

Geography	Real Estate Finance	Net Leasing	Operating Properties	Land	Total	% of Total
West	$341	$341	$238	$368	$1,288	22.6%
Northeast	422	317	176	181	1,096	19.2%
Southeast	308	202	251	89	850	14.9%
Southwest	197	182	210	120	709	12.5%
Mid-Atlantic	44	104	217	180	545	9.6%
International	309	—	—	—	309	5.4%
Central	159	69	62	10	300	5.2%
Northwest	83	56	18	23	180	3.2%
Various	—	69	—	—	69	1.2%
Strategic Investments	—	—	—	—	351	6.2%
Total	$1,863	$1,340	$1,172	$971	$5,697	100.0%

(1) Based on carrying value of the Company’s total investment portfolio, gross of general loan loss reserves.

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